Exhibit 99.1
Section 13(r) Disclosure

The disclosure with respect to the fiscal year ended December 31, 2015, was provided by Travelport Worldwide Limited, and for the quarter ended September 30, 2015, was provided by The Blackstone Group L.P. (“Blackstone”) and Hilton Worldwide Holdings Inc. (“Hilton”), each in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. Travelport Worldwide Limited and Hilton may each be considered affiliates of Blackstone, and therefore affiliates of Brixmor. We did not independently verify or participate in the preparation of these disclosures.

Travelport Worldwide Limited provided the following disclosure for the year ended December 31, 2015:

Iran Sanctions Disclosure

As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities for the year ended December 31, 2015 were approximately $551,000 and $389,000, respectively, and $660,000 and $470,000 for the year ended December 31, 2014, respectively.

Blackstone provided the following disclosure with respect to Travelport Limited and Hilton for the quarter ended September 30, 2015:

Travelport Limited, which may be considered our affiliate, provided the disclosure reproduced below in connection with activities during the quarter ended September 30, 2015. We have not independently verified or participated in the preparation of this disclosure.

“As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities in the quarter ended September 30, 2015 were approximately $133,000 and $94,000, respectively.”

Hilton Worldwide Holdings Inc., which may be considered our affiliate, provided the disclosure reproduced below in connection with activities during the quarter ended September 30, 2015. We have not independently verified or participated in the preparation of this disclosure.

“During the fiscal quarter ended September 30, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210 (d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.”

Hilton provided the following disclosure for the quarter ended September 30, 2015:

Hilton Worldwide Holdings Inc.

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

During the fiscal quarter ended September 30, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210 (d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.

Travelport Worldwide Limited

After Hilton filed its Form 10-Q for the fiscal quarter ended June 30, 2015 with the Securities and Exchange Commission (the “SEC”), Travelport Worldwide Limited (“Travelport Worldwide”) which may be considered an affiliate of The Blackstone Group L.P. (“Blackstone”), and, therefore, may be considered an affiliate of Hilton, filed the disclosure reproduced below with respect to such period, in accordance with Section 13(r) of the Exchange Act. [As of the date Hilton filed its Form 10-Q for the quarter ended September 30, 2015 with the SEC, neither Blackstone nor Travelport Worldwide had filed its Form 10-Q for such period. Therefore, the disclosures reproduced below do not include information for the quarter ended September 30, 2015.] Hilton did not independently verify or participate in the preparation of any of these disclosures.

Travelport Worldwide included the following disclosure in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015:

“Trade Sanctions Disclosure

The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Exchange Act.

As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities in the quarter ended June 30, 2015 were approximately $145,000 and $104,000, respectively.”